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                                                       Exhibit 16.1



[LOGO] KPMG Peat Marwick LLP

     345 Park Avenue       Telephone 212 758 9700       Telefax 212 758 9819
     New York, NY 10154    Telex 428038


                                                  September 19, 1997

Securities and Exchange Commission
Washington, D.C.

Ladies and gentleman:

We were previously principal accountants for PRT Group, Inc. On July 6, 1997 we resigned. We have read PRT Group, Inc.'s statements included in "Changes in Accountants" in the accompanying Prospectus and we agree with such statements except that we are not in a position to agree with PRT Group, Inc.'s comments regarding Ernst & Young LLP in the first paragraph or the comments related to Schulman, Cohen, Furst & Rosen P.C. in the second paragraph.

                                                  Very truly yours,

                                                  /s/ KPMG Peat Marwick LLP